Exhibit 99.1

NEWS RELEASE
CONTACT:                      Lara Mahoney
440-329-6393

INVACARE CORPORATION ANNOUNCES 2011 EARNINGS AND CASH FLOW IN LINE WITH PREVIOUS GUIDANCE

ELYRIA, Ohio – (February 2, 2012) – Invacare Corporation (NYSE: IVC) today announced its financial results for the quarter and the twelve months ended December 31, 2011.

CEO SUMMARY

Commenting on Invacare's 2011 results, Gerald B. Blouch, President and Chief Executive Officer, stated, “The Company delivered an 11% increase in adjusted earnings per share(a) from $1.84 in 2010 to $2.05 in 2011, which was in the Company’s previous range of guidance. I am proud of the Invacare team for delivering within its guidance on adjusted earnings per share(a) in spite of the challenges the Company faced in 2011, most notably the investment of significant resources to ensure its compliance with the U.S. Food and Drug Administration’s (FDA) Quality System Regulation (QSR).

Also in 2011, the Company increased organic net sales by 1.7% compared to last year, despite continued uncertainty in reimbursement and healthcare spending that led to unanticipated slowness in some of Invacare’s core markets. In addition to generating growth in adjusted earnings per share(a) and organic net sales, the Company delivered $81 million of free cash flow(c) in 2011, which was also within the previous range of guidance provided by the Company.”

Focusing on the outlook for 2012 and the future, Blouch continued, “The Company is currently unable to provide guidance for 2012 and does not expect to be able to do so until it is able to analyze the final terms of the FDA’s proposed consent decree of injunction related to the Company’s headquarters facility and its wheelchair manufacturing facility in Elyria, Ohio. The Company is working expeditiously to resolve its negotiations with the FDA and in the meantime continues to add resources in order to make systemic improvements to ensure full compliance with the FDA’s QSR. The Company also continues to move forward with its globalization program, including new product introductions, that will be a key driver in overcoming downward pressure on its gross margin primarily related to unfavorable sales mix toward lower margin customers and products.”

HIGHLIGHTS FOR THE FOURTH QUARTER AND YEAR

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Loss per share on a GAAP basis for the fourth quarter was $1.10 as compared to earnings per share of $0.22 last year. As previously disclosed in the Company’s September 30, 2011 Form 10-Q, the Company undertakes its annual impairment test of goodwill and intangible assets in its fourth quarter. As a result of this impairment testing, the current quarter was negatively impacted by estimated goodwill and intangible impairment charges of $1.53 per share ($48.7 million after-tax expense primarily in the Asia/Pacific segment), as well as restructuring charges of $0.29 per share ($9.2 million after-tax expense). The fourth quarter of last year was negatively impacted by $0.43 per share ($14.2 million net after-tax expense) related to early debt extinguishment charges.

•
Loss per share on a GAAP basis for the year was $0.13 as compared to earnings per share of $0.78 last year. The current year was negatively impacted by estimated goodwill and intangible impairment charges of $1.52 per share ($48.7 million after-tax expense primarily in the Asia/Pacific segment), early debt extinguishment charges of $0.76 per share ($24.2 million after-tax expense) and restructuring charges of $0.33 per share ($10.6 million after-tax expense). These charges were partially offset by the results of a tax settlement in Germany of $0.15 per share ($4.9 million tax benefit). Last year was negatively impacted by $1.11 per share ($36.3 million net after-tax expense) related to early debt extinguishment charges.

•	Adjusted earnings per share(a) increased 6% for the quarter to $0.69 versus $0.65 last year and increased 11% for the year to $2.05 versus $1.84 last year.
•	Free cash flow(c) for the quarter was $28.6 million as compared to $41.7 million last year and for the year was $80.6 million as compared to $104.9 million last year.
•
Net sales for the quarter decreased 0.4% and organic net sales decreased 2.0%, compared to the fourth quarter of last year. For the year, net sales increased 4.6% and organic net sales increased 1.7% compared to last year.

•	Adjusted EBITDA(d) was $44.3 million for the quarter and $148.1 million for the year, versus $42.3 million and $146.1 million for the same respective periods last year.
•	Reduction in debt outstanding for the quarter was $30.4 million and for the year was $1.7 million, leading to a ratio of debt to adjusted EBITDA(d) of 1.8, as compared to 1.9 at the end of last year.

CONSOLIDATED RESULTS FOR THE FOURTH QUARTER AND YEAR

Loss per share on a GAAP basis for the fourth quarter was $1.10 ($35.0 million net loss) as compared to earnings per share for the same period last year of $0.22 ($7.2 million net earnings). As previously disclosed in the Company’s September 30, 2011 Form 10-Q, the Company undertakes its annual impairment test of goodwill and intangible assets in its fourth quarter. As a result of this impairment testing, current quarter GAAP net earnings were negatively impacted by asset write-downs related to goodwill and intangible assets of $1.53 per share ($48.7 million after-tax expense primarily in the Asia-Pacific segment). In addition, current quarter GAAP net earnings were impacted by restructuring charges of $0.29 per share ($9.2 million after-tax expense). Net earnings for the quarter on a GAAP basis for 2010 were unfavorably impacted by $0.43 per share ($14.2 million net after-tax expense) for early debt extinguishment charges. Adjusted earnings per share(a) were $0.69 for the fourth quarter of 2011 as compared to $0.65 for the fourth quarter of 2010. Adjusted net earnings(b) for the quarter were $21.9 million versus $21.3 million for the fourth quarter last year. Adjusted net earnings(b) for the quarter were positively impacted primarily by reduced selling, general and administrative (SG&A) expenses, decreased interest expense and a lower effective tax rate on adjusted pre-tax earnings, partially offset by lower net sales and a reduced gross margin.

Net sales for the quarter decreased 0.4% to $449.7 million versus $451.5 million for the same period last year. Organic net sales for the quarter decreased 2.0% over the same period last year caused by declines in North America/Home Medical Equipment (HME), Invacare Supply Group (ISG) and Asia/Pacific segments. The fourth quarter impact of foreign currency translation and acquisitions on net sales for each business segment and the consolidated Company as compared to last year is provided in a table accompanying this release.

Gross margin as a percentage of net sales for the fourth quarter was lower by 0.8 of a percentage point compared to last year’s fourth quarter. The margin decline was principally related to sales mix favoring lower margin product lines and lower margin customers, pricing pressures primarily in the European segment and increased warranty expenses.

SG&A expense decreased 3.5% to $99.8 million in the fourth quarter compared to $103.4 million in the fourth quarter last year. Foreign currency translation increased SG&A expense by 0.9 of a percentage point while an acquisition increased SG&A expense by 3.1 percentage points. Excluding foreign currency translation and an acquisition, SG&A expense decreased by 7.4% compared to the fourth quarter of last year primarily impacted by reduced product liability expense, bad debt expense and some associate costs, including certain retirement plan costs, partially offset by increased legal, regulatory and compliance costs as well as unfavorable foreign currency transactions.

As announced previously and as a result of the Company’s ongoing globalization initiative to reduce complexity within its global footprint, the Company has finalized the closure of two facilities: one in the European segment and the other in the North America/HME segment. The assembly activities have been transferred to other Company facilities or outsourced to third parties. As a result, the Company incurred restructuring charges for the fourth quarter and full year of approximately $9.1 million and $10.9 million pre-tax expense, respectively, related to severance and other associated closure costs. These restructuring charges are excluded from adjusted earnings per share(a).

During the fourth quarter of 2011, the Company recorded a $1.53 loss per share or $48.7 million after-tax impairment charge related to goodwill and other intangible assets. As a result of the reduced forecasted profitability of its Asia/Pacific segment, the Company recorded an impairment charge related to all the goodwill in this segment of $39.7 million after-tax. Due to the uncertainty in the North America/HME segment, the Company recorded an estimated impairment charge related to all the goodwill in this segment of $7.3 million after-tax. The Company is in the process of finalizing the underlying valuations associated with these charges in accordance with GAAP; however, based on the information known at this time, this is the Company’s best estimate of the impairment, although it is possible the final impairment charge may be less. In addition, the Company completed its annual impairment test for intangible assets and recorded impairment charges totaling $1.7 million after-tax related to intangible assets in the North America/HME, Institutional Products Group, Europe and Asia/Pacific segments.

Loss per share on a GAAP basis for the year ended December 31, 2011 was $0.13 ($4.1 million net loss) as compared to earnings per share for the same period last year of $0.78 ($25.3 million net earnings). Net earnings for 2011 were negatively impacted by $0.76 per share ($24.2 million net after-tax expense) for early debt extinguishment charges, $1.52 per share ($48.7 million net after-tax expense primarily in the Asia/Pacific segment) for asset write-downs related to goodwill and intangible assets and by $0.33 per share ($10.6 million after-tax expense) for restructuring charges. These charges were partially offset by the results of a tax settlement in Germany of $0.15 per share ($4.9 million tax benefit). Net earnings for 2010 were negatively impact by $1.11 per share ($36.3 million net after-tax expense) for early debt extinguishment charges. Adjusted earnings per share(a) were $2.05 for the year ended December 31, 2011 as compared to $1.84 for the same period last year. Adjusted net earnings(b) for the year ended December 31, 2011 were $66.0 million versus $59.9 million for the same period last year. Adjusted net earnings(b) for the year were positively impacted primarily by net sales growth and decreased interest expense partially offset by increased SG&A expenses, a reduced gross margin and an increased effective tax rate on adjusted pre-tax earnings.

Net sales for the year ended December 31, 2011 increased 4.6% to $1.80 billion versus $1.72 billion for the same period last year. Organic net sales for the year ended December 31, 2011 increased 1.7% over the same period last year driven by increases in all business segments except Asia/Pacific. The year to date impact of foreign currency translation and acquisitions on net sales for each business segment and the consolidated Company as compared to last year is provided in a table accompanying this release.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (HME)

For the quarter ended December 31, 2011, North America/HME net sales decreased 3.3% to $181.8 million compared to $187.9 million in the same period last year. Organic net sales were down 3.2% compared to last year driven by declines in mobility and seating (formerly referred to as rehab) and lifestyle (formerly referred to as standard) products which were partially offset by increases in oxygen therapy (formerly referred to as respiratory) products.  Specifically, net sales declines in custom power wheelchairs, consumer power wheelchairs, low-active wheelchairs and personal care (formerly referred to as patient aid) products were partially offset by increases in net sales of stationary and portable oxygen concentrators, and Invacare® HomeFill® Oxygen Systems. The Company continues to see slowness in custom power wheelchair sales due to the ongoing uncertainty and general slowness in the United States market where mobility provider-customers are dealing with Medicaid audits and the prepayment review of power mobility devices.

For the fourth quarter, North America/HME earnings before income taxes were $16.7 million, excluding restructuring charges of $4.4 million and estimated goodwill and intangible asset write-offs of $8.5 million, as compared to earnings before income taxes of $17.3 million last year. While benefits were realized from reduced interest expense and reduced SG&A expense related to lower product liability expense, bad debt expense and certain associate costs, these were more than offset by a net sales decline, an unfavorable sales mix favoring lower margin customers and product lines and higher warranty, regulatory and compliance costs.

For the year ended December 31, 2011, North America/HME net sales increased 1.1% to $746.8 million compared to $738.4 million for the same period last year. Organic net sales increased 0.8% over the same period last year. Earnings before income taxes for 2011 were $55.5 million, excluding restructuring charges of $4.8 million and estimated goodwill and intangible asset write-offs of $8.5 million, compared to earnings before income taxes of $54.7 million last year.  The increase in earnings before income taxes was primarily the result of reduced interest expense, volume increases and lower bad debt and product liability expenses, partially offset by sales mix favoring lower margin product lines and customers, and increased warranty, regulatory and compliance costs. Also of note, North America/HME achieved the increase in adjusted earnings despite some slowness in custom power wheelchair sales due to the issues mentioned above, as well as slowness in sales to the nine metropolitan statistical areas impacted by National Competitive Bidding (NCB), which went into effect on January 1, 2011. NCB comparisons are hard to measure, as the Company does not have zip code level visibility into customers’ sales, rental data or Medicare fulfillment data.

INVACARE SUPPLY GROUP (ISG)

ISG net sales for the fourth quarter decreased 5.3% to $75.5 million compared to $79.8 million for the same period last year. The net sales decline occurred in enteral nutrition, infusion and diabetic products. Net sales were weaker due to the loss of a large customer; however, it was a low-profitability customer and the segment still increased its earnings performance over fourth quarter of last year. Earnings before income taxes for the fourth quarter increased to $3.3 million, excluding restructuring charges of $0.3 million, as compared to $3.1 million last year primarily as a result of reduced SG&A expense, including marketing programs and associate costs, partially offset by reduced volumes and increased freight costs.

For the year ended December 31, 2011, ISG net sales increased 0.7% to $299.5 million compared to $297.5 million for the same period last year. Earnings before income taxes for 2011 increased to $8.3 million, excluding restructuring charges of $0.3 million, as compared to $7.5 million last year as a result of volume increases, cost reduction initiatives and reduced bad debt expense, partially offset by increased freight costs.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the fourth quarter increased by 27.1% to $34.5 million compared to $27.2 million last year. Organic net sales increased 8.9% driven primarily by strong net sales of therapeutic support systems, beds and dialysis chairs. Earnings before income taxes decreased to $1.7 million, excluding restructuring charges of $0.1 million and an intangible asset write-off of $0.6 million, as compared to $2.4 million for the fourth quarter of last year as a result of increased interest expense related to an acquisition finalized during the third quarter of 2011 and unfavorable foreign currency transactions partially offset by volume increases and lower freight costs.

For the year ended December 31, 2011, IPG net sales increased 27.4% to $124.1 million compared to $97.4 million for the same period last year. Organic net sales increased 14.9% over the same period last year. Earnings before income taxes for the year ended December 31, 2011, increased to $13.1 million, excluding restructuring charges of $0.1 million and an intangible asset write-off of $0.6 million, as compared to $9.1 million last year as a result of increased volume and reduced freight costs partially offset by increased associate costs.

EUROPE

For the fourth quarter, European net sales increased 1.9% to $139.2 million versus $136.6 million for the fourth quarter of last year. Organic net sales for the quarter increased 0.5%, which was impacted by increases in mobility and seating and oxygen therapy products, partially offset by lower sales of stair climber products.  For the fourth quarter, earnings before income taxes decreased to $12.4 million, excluding restructuring charges of $4.2 million and a write-down for an intangible asset of $0.4 million, as compared to $12.7 million last year. The decline in earnings before income taxes was largely attributable to an unfavorable sales mix favoring lower margin product lines and lower margin customers, pricing pressures primarily in personal care products and unfavorable foreign currency transactions, partially offset by volume increases and reduced SG&A expense, primarily related to associate costs.

For the year ended December 31, 2011, European net sales increased 7.6% to $544.5 million compared to $506.1 million for the same period last year. Organic net sales increased 2.2% over the same period last year. Earnings before income taxes for the year ended December 31, 2011 increased to $39.5 million, excluding restructuring charges of $5.5 million and a write-down for an intangible asset of $0.4 million, as compared to $39.3 million last year as a result of volume increases partially offset by an unfavorable sales mix favoring lower margin product lines and lower margin customers along with unfavorable foreign currency transactions.

ASIA/PACIFIC

For the fourth quarter, Asia/Pacific net sales decreased 6.8% to $18.7 million versus $20.0 million last year. Organic net sales for the quarter decreased 8.7%, caused primarily by net sales declines in the Company’s Australian and New Zealand distribution businesses partially offset by net sales increases by the Company’s subsidiary which produces microprocessor controllers. As previously disclosed in the Company’s September 30, 2011 Form 10-Q, the Company undertakes its annual impairment test of goodwill and intangible assets in its fourth quarter. As a result of this annual impairment assessment, the Company had goodwill and intangible asset write-offs of $39.9 million. For the fourth quarter, earnings before income taxes were $1.1 million, excluding restructuring charges of $0.2 million and goodwill and intangible asset write-offs of $39.9 million, as compared to earnings of $0.5 million last year. The increase in earnings before income taxes is primarily attributable to reduced SG&A expense related to associate costs partially offset by volume declines.

For the year ended December 31, 2011, Asia/Pacific net sales increased 4.3% to $86.2 million compared to $82.6 million for the same period last year. Organic net sales decreased 6.0% over the same period last year. For the year ended December 31, 2011, earnings before income taxes were $5.0 million, excluding restructuring charges of $0.2 million and goodwill and intangible asset write-offs of $39.9 million, as compared to earnings of $6.8 million last year. The decrease in earnings before income taxes was primarily as a result of volume declines, sales mix favoring lower margin product lines and increased SG&A expense related to associate costs.

FINANCIAL CONDITION

Total debt outstanding was $269.5 million as of December 31, 2011, as compared to $299.9 million at September 30, 2011 and $271.2 million as of December 31, 2010 (including the convertible debt discount, which reduced convertible debt and increased equity by $4.1 million as of December 31, 2011 and September 30, 2011, and by $25.1 million as of December 31, 2010). The Company’s total debt outstanding consists of $13.9 million in convertible debt, $247.1 million drawn on the revolving credit facility and $8.5 million of other debt.

The Company reported $28.6 million of free cash flow(c) in the fourth quarter of 2011 as compared to $41.7 million of free cash flow(c) in the fourth quarter of 2010. The principal driver of free cash flow(c) in the fourth quarter was improved working capital management with reductions in accounts receivable and inventory.

The Company utilized free cash flow(c) generated during the quarter and its cash to reduce debt outstanding by $30.4 million. The Company’s ratio of debt to adjusted EBITDA(d) was 1.8 as of December 31, 2011, compared to 1.9 at the end of last year, even though the Company did complete a substantial acquisition during 2011.

Days sales outstanding were 50 days at the end of the fourth quarter of 2011, comparable to the end of last year. Inventory turns at the end of the fourth quarter of 2011 were 5.7 compared to 6.2 at the end of last year.

OUTLOOK

The Company is currently unable to provide guidance for 2012 and does not expect to be able to do so until it is able to analyze the final terms of the FDA’s proposed consent decree of injunction related to the Company’s headquarters facility and its wheelchair manufacturing facility in Elyria, Ohio. The Company is working expeditiously to resolve its negotiations with the FDA and in the meantime continues to add resources in order to make systemic improvements to ensure full compliance with the FDA’s QSR. The investment will make Invacare, which is already the market leader in the home and long-term care industries, an even better Company.

The Company also continues to move forward with its globalization program, including new product introductions, that will be a key driver in overcoming downward pressure on its gross margin primarily related to unfavorable sales mix toward lower margin customers and products.

(a) Adjusted earnings per share (EPS) is a non-GAAP financial measure which is defined as adjusted net earnings(b) divided by adjusted weighted average shares outstanding – assuming dilution, excluding the dilutive impact of the convertible debt. The dilutive effect of shares necessary to settle the conversion spread on the Company’s convertible debentures is included in the calculation of GAAP earnings per share. The share adjustment is -0- and 154,000 shares for the three and twelve months ended December 31, 2011, respectively, and 391,000 and 163,000 shares for the three and twelve months ended December 31, 2010. The Company has excluded the shares from the calculation of adjusted earnings per share, as it intends to satisfy any conversion spread using cash, as opposed to stock. The Company believes this exclusion is relevant in computing adjusted earnings per share as a supplementary non-GAAP financial measure used by financial analysts to meaningfully evaluate operating performance. It should be noted that the Company’s definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company’s industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Earnings included in this press release.

(b) Adjusted net earnings is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($9.2 and $10.9 million pre-tax for the quarter and twelve months ended December 31, 2011), amortization of the convertible debt discount recorded in interest ($0.1 million and $1.6 million pre-tax for the quarter and twelve months ended December 31, 2011 compared to $0.7 million and $3.2 million pre-tax for the quarter and twelve months ended December 31, 2010), asset write-downs related to goodwill and intangibles ($49.5 million pre-tax for both the quarter and twelve months ended December 31, 2011), loss on debt extinguishment including debt finance charges and fees ($24.2 million pre-tax for the twelve months ended December 31, 2011 compared to $18.0 million and $40.2 million pre-tax for the quarter and twelve months ended December 31, 2010), one time tax benefit as a result of a tax settlement in Germany in the second quarter of 2011 ($4.9 million after-tax for twelve months ended December 31, 2011) and changes in tax valuation allowances. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Earnings included in this press release.

(c) Free cash flow is a non-GAAP financial measure which is defined as net cash provided by operating activities, excluding cash related to restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions). This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(d) Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net earnings excluding the following: interest expense, income taxes (benefit), depreciation and amortization, as further adjusted to exclude restructuring charges, amortization of the convertible debt discount (recorded in interest expense), bank fees, stock option expense, asset write-downs on goodwill and intangible assets and loss on debt extinguishment including debt finance charges and fees. It should be noted that the Company’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which it operates as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company’s industry to meaningfully evaluate a company’s future operating performance and cash flow. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company’s senior secured credit facility, although, in particular, a larger acquisition during the year may make it difficult for a reader of this press release to replicate the exact calculations for the covenants.  In addition to these recognized purposes, the Company also uses EBITDA and Adjusted EBITDA to evaluate the Company’s performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Earnings included in this press release.

CONFERENCE CALL

As previously announced, the Company will host a conference call for investors and other interested parties today at 8:30 AM ET to discuss the Company’s performance. Those wishing to participate in the live call should dial 1-888-498-8379, or +1-706-679-5239 for international callers, and enter meeting ID 42007223. A digital recording will be available two hours after completion of the conference call from February 2, 2012 to February 9, 2012. To access the recording, US/Canada callers should dial 1-855-859-2056, or +1-404-537-3406 for international callers, and enter the Conference ID 42007223.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,200 associates and markets its products in approximately 80 countries around the world. The Company was named to the 2011 Fortune 1000 list and to the 2011 IndustryWeek U.S. Manufacturing 500. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: compliance costs, limitations on the production and/or marketing of the Company’s products or other adverse effects of enforcement actions which could arise from the current, ongoing FDA investigations and negotiations on a proposed consent decree, and the risk that the Company and the FDA may not reach agreement on the terms of a consent decree; adverse changes in government and other third-party payor reimbursement levels and practices (such as, for example, the Medicare competitive bidding program covering nine metropolitan areas beginning in 2011 and an additional 91 metropolitan areas beginning in July 2013), impacts of the U.S. health care reform legislation that was recently enacted (such as, for example, the excise tax beginning in 2013 on certain medical devices, together with further regulations to be promulgated by the U.S. Secretary of Treasury, if adopted); extensive government regulation of the Company’s products; legal actions, regulatory proceedings or governmental investigations; or the Company’s failure to comply with regulatory requirements or receive regulatory clearance or approval for the Company’s products or operations in the United States or abroad; product liability claims; the uncertain impact on the Company’s providers, on the Company’s suppliers and on the demand for the Company’s products resulting from the current global economic conditions and general volatility in the credit and stock markets; loss of key health care providers; exchange rate and tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; consolidation of health care providers and the Company’s competitors; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; potential product recalls; natural disasters that lead to supply chain disruptions beyond the Company’s control; possible adverse effects of being leveraged, which could impact the Company’s ability to raise capital, limit its ability to react to changes in the economy or the health care industry or expose the Company to interest rate or event of default risks; increased freight costs; inadequate patents or other intellectual property protection; incorrect assumptions concerning demographic trends that impact the market for the Company’s products; unanticipated changes in the Company’s product sales mix; decreased availability or increased costs of materials which could increase the Company’s costs of producing or acquiring the Company’s products, including possible increases in commodity costs; the loss of the services of or inability to attract and maintain the Company’s key management and personnel; inability to acquire strategic acquisition candidates because of limited financing alternatives; increased security concerns and potential business interruption risks associated with political and/or social unrest in foreign countries where the Company’s facilities or assets are located; provisions of Ohio law or in the Company’s debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in Invacare’s reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

 INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net sales	$449,701	$451,537	$1,801,130	$1,722,081
Cost of products sold *	320,224	317,666	1,282,652	1,212,440
Gross profit	129,477	133,871	518,478	509,641
Selling, general and administrative expense	99,770	103,370	422,099	411,513
Loss on debt extinguishment including debt finance charges and associated fees	2	18,019	24,200	40,164
Asset write-downs related to goodwill and intangibles	49,480	-	49,480	-
Charge related to restructuring activities	8,851	-	10,593	-
Interest expense – net	1,202	3,084	6,519	19,923
Earnings (loss) before income taxes	(29,828)	9,398	5,587	38,041
Income taxes	5,200	2,150	9,700	12,700
Net earnings (loss)	$(35,028)	$7,248	$(4,113)	$25,341

Net earnings (loss) per share – basic	$(1.10)	$0.22	$(0.13)	$0.78
Weighted average shares outstanding – basic	31,834	32,406	31,958	32,393

Net earnings (loss) per share – assuming dilution **	$(1.10)	$0.22	$(0.13)	$0.78
Weighted average shares outstanding – assuming dilution	31,834	33,074	31,958	32,694

* Cost of products sold includes inventory markdowns resulting from restructuring of $277 for both the three- and twelve-month periods ending December 31, 2011.

** Net earnings (loss) per share assuming dilution calculated for three and twelve-month periods ending December 31, 2011 utilizing weighted average shares outstanding – basic as a result of the Company’s net loss.

 INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net earnings (loss)	$(35,028)	$7,248	$(4,113)	$25,341
Interest expense	1,475	3,313	7,963	20,647
Income taxes	5,200	2,150	9,700	12,700
Depreciation and amortization	11,328	9,592	38,883	36,804
EBITDA	(17,025)	22,303	52,433	95,492
Restructuring charges	9,128	-	10,870	-
Bank fees	1,072	1,125	4,483	4,268
Asset write-downs related to goodwill and intangibles	49,480	-	49,480	-
Loss on debt extinguishment including debt finance charges and associated fees	2	18,019	24,200	40,164
Stock option expense	1,656	842	6,640	6,135
Adjusted EBITDA(1)	$44,313	$42,289	$148,106	$146,059

(1) Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, bank fees, stock option expense, amortization of the convertible debt discount (recorded in interest expense), asset write-downs for goodwill and intangible assets and loss on debt extinguishment including debt finance charges and fees. It should be noted that the Company’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company’s industry to meaningfully evaluate a company’s future operating performance and cash flow. Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company’s senior secured credit facility, although, in particular, a larger acquisition during the year may make it difficult for a reader of this press release to replicate the exact calculations for the covenants. In addition to these recognized purposes, we also use EBITDA and Adjusted EBITDA to evaluate the Company’s performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS PER SHARE
TO ADJUSTED EARNINGS PER SHARE (2)

(In thousands, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net earnings (loss) per share – assuming dilution *	$(1.10)	$0.22	$(0.13)	$0.78
Weighted average shares outstanding- assuming dilution *	31,834	33,074	31,958	32,694
Net earnings (loss)	$(35,028)	$7,248	$(4,113)	$25,341
Income taxes	5,200	2,150	9,700	12,700
Earnings (loss) before income taxes	(29,828)	9,398	5,587	38,041
Restructuring charges	9,128	-	10,870	-
Amortization of discount on convertible debt	78	711	1,565	3,198
Asset write-downs related to goodwill and intangibles	49,480	-	49,480	-
Loss on debt extinguishment, including debt finance charges and associated fees	2	18,019	24,200	40,164
Adjusted earnings before income taxes	28,860	28,128	91,702	81,403
Income taxes	6,975	6,850	25,725	21,500
Adjusted net earnings	$21,885	$21,278	$65,977	$59,903

Weighted average shares outstanding – assuming dilution	31,866	33,074	32,355	32,694
Less: Diluted shares related to convertible debt	-	(391)	(154)	(163)
Adjusted weighted average shares outstanding – assuming dilution	31,866	32,683	32,201	32,531
Adjusted earnings per share – assuming dilution(2)	$0.69	$0.65	$2.05	$1.84

(2) Adjusted Earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges, amortization of the convertible debt discount (recorded in interest expense), changes in tax valuation allowances, asset write-downs for goodwill and intangible assets, one time tax benefit as a result of a tax settlement in Germany and loss on debt extinguishment including debt finance charges and fees divided by adjusted weighted average shares outstanding – assuming dilution, which excludes the dilutive impact of the convertible debt. The Company is including the dilutive effect of shares necessary to settle the conversion spread in the GAAP earnings per share calculation. The share adjustment is -0- and 154,000 shares for the three and twelve months ended December 31, 2011, respectively, and 391,000 and 163,000 shares for the three and twelve months ended December 31, 2010. For Adjusted EPS, the Company has excluded these shares from the calculation as it intends to satisfy the conversion spread using cash, as opposed to stock. The Company believes this exclusion is relevant in computing adjusted earnings per share as a supplementary non-GAAP financial measure used by financial analysts to meaningfully evaluate operating performance. It should be noted that the Company’s definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The Company believes that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company’s industry to meaningfully evaluate operating performance.

* Net earnings (loss) per share assuming dilution calculated for three and twelve-month periods ending December 31, 2011 utilizing weighted average shares outstanding – basic as a result of the Company’s net loss.

Business Segments - The Company operates in five primary business segments:  North America / Home Medical Equipment (“HME”), Invacare Supply Group, Institutional Products Group, Europe and Asia/Pacific. The five reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $34,809,000 and $137,015,000 for the three and twelve months ended December 31, 2011 and $32,316,000 and $132,743,000 for the three and twelve months ended December 31, 2010, respectively.

The information by segment is as follows:

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues from external customers
North America / HME	$181,786	$187,930	$746,782	$738,441
Invacare Supply Group	75,511	79,772	299,491	297,517
Institutional Products Group	34,542	27,175	124,121	97,419
Europe	139,183	136,623	544,537	506,069
Asia/Pacific	18,679	20,037	86,199	82,635
Consolidated	$449,701	$451,537	$1,801,130	$1,722,081

Earnings (loss) before income taxes
North America / HME	$3,868	$17,322	$42,200	$54,714
Invacare Supply Group	3,016	3,099	8,002	7,547
Institutional Products Group	930	2,403	12,378	9,130
Europe	7,760	12,748	33,579	39,344
Asia/Pacific	(38,967)	510	(35,141)	6,754
All Other	(6,435)	(26,684)	(55,431)	(79,448)
Consolidated	$(29,828)	$9,398	$5,587	$38,041

Restructuring charges before income taxes
North America / HME	$4,354	$-	$4,759	$-
Invacare Supply Group	276	-	336	-
Institutional Products Group	123	-	123	-
Europe	4,189	-	5,466	-
Asia/Pacific	186	-	186	-
Consolidated	$9,128	$-	$10,870	$-
Goodwill and intangible impairment charges before income taxes
North America / HME	$8,498	$-	$8,498	$-
Invacare Supply Group	-	-	-	-
Institutional Products Group	625	-	625	-
Europe	427	-	427	-
Asia/Pacific	39,930	-	39,930	-
All Other	-	-	-	-
Consolidated	$49,480	$-	$49,480	$-
Loss on debt extinguishment, included debt finance charges and associated fees and amortization of discount on convertible debt
All Other	80	18,730	25,765	43,362
Consolidated	$80	$18,730	$25,765	$43,362

Earnings (loss) before income taxes excluding restructuring, goodwill and intangible impairment charges, loss on debt extinguishment including debt finance charges and associated fees and amortization of discount on convertible debt

North America / HME	$16,720	$17,322	$55,457	$54,714
Invacare Supply Group	3,292	3,099	8,338	7,547
Institutional Products Group	1,678	2,403	13,126	9,130
Europe	12,376	12,748	39,472	39,344
Asia/Pacific	1,149	510	4,975	6,754
All Other	(6,355)	(7,954)	(29,666)	(36,086)
Consolidated	$28,860	$28,128	$91,702	$81,403

“All Other” consists of unallocated corporate selling, general and administrative expense, which do not meet the quantitative criteria for determining reportable segments. In addition, “All Other” earnings before income taxes includes loss on debt extinguishment including finance charges and associated fees.

Business Segment Net Sales - The following table provides net sales as reported and as adjusted to exclude the impact of foreign currency translation and acquisitions comparing quarters ended December 31, 2011 to December 31, 2010:

	Reported		Foreign Currency Translation Impact	Acquisition Impact	Adjusted*
North America / HME	(3.3%	)	(0.1)	-	(3.2%	)
Invacare Supply Group	(5.3)		-	-	(5.3)
Institutional Products Group	27.1		(0.1)	18.3	8.9
Europe	1.9		1.4	-	0.5
Asia/Pacific	(6.8)		1.9	-	(8.7)
Consolidated	(0.4%	)	0.5	1.1	(2.0%	)

The following table provides net sales as reported and as adjusted to exclude the impact of foreign currency translation and acquisitions comparing twelve months ended December 31, 2011 to December 31, 2010:

	Reported	Foreign Currency Translation Impact	Acquisition Impact	Adjusted*
North America / HME	1.1%	0.3	-	0.8%
Invacare Supply Group	0.7	-	-	0.7
Institutional Products Group	27.4	0.5	12.0	14.9
Europe	7.6	5.4	-	2.2
Asia/Pacific	4.3	10.3	-	(6.0)
Consolidated	4.6%	2.2	0.7	1.7%

*Adjusted net sales percent change equal to reported net sales change less impact of foreign currency translation and acquisitions.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	December 31, 2011	December 31, 2010
Current Assets
Cash and cash equivalents	$34,924	$48,462
Trade receivables – net	247,974	252,004
Inventories – net	192,761	174,375
Deferred income taxes and other current assets	53,111	51,318
Total Current Assets	528,770	526,159

Other Assets	125,967	116,395
Plant and equipment – net	129,712	130,763
Goodwill	496,605	507,083
Total Assets	$1,281,054	$1,280,400

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$148,805	$143,753
Accrued expenses	132,595	130,079
Accrued income taxes	1,495	8,502
Short-term debt and current maturities of long-term debt	5,044	7,974
Total Current Liabilities	287,939	290,308

Long-Term Debt	260,440	238,090
Other Long-Term Obligations	106,150	99,591

Shareholders’ Equity	626,525	652,411
Total Liabilities and Shareholders’ Equity	$1,281,054	$1,280,400

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED BY
OPERATING ACTIVITIES TO FREE CASH FLOW (3)

(In thousands)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Net cash provided by operating activities	$32,490	$47,727	$99,078	$122,207
Plus:
Net cash impact related to restructuring activities	2,687	-	3,621	-
Less:
Purchases of property and equipment, net	(6,549)	(6,018)	(22,096)	(17,317)
Free Cash Flow	$28,628	$41,709	$80,603	$104,890

 (3) Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, excluding net cash impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).